Exhibit 99.1

DEXTERA SURGICAL REPORTS FISCAL 2017 FIRST QUARTER FINANCIAL RESULTS

REDWOOD CITY, Calif. – November 7, 2016 – Dextera Surgical Inc. (Nasdaq: DXTR) today announced financial results for its fiscal first quarter ended September 30, 2016. Management will hold a conference call at 4:30 p.m. Eastern Time to discuss financial results and provide an update on the company’s business.

“Recently, we announced the completion of more than 55 clinical cases with the MicroCutter 5/80 by several key opinion leading surgeons around the world, with excellent performance of both the blue and white reloads confirmed across multiple tissues and specialties,” said Julian Nikolchev, president and CEO of Dextera Surgical Inc. “Today, we believe we have a device that is working consistently and reliably in surgical settings, and the MicroCutter 5/80 has been termed ‘procedure-enabling’ by the surgeons using the device. We are now working to scale up our manufacturing capabilities in anticipation of a selective launch within a few weeks.”

“Last month, we added a strategic partner in B. Braun Surgical S.A. for distribution in Spain, as the MicroCutter 5/80 fills an important gap in their product portfolio. And, we are making progress in our co-development agreement with Intuitive Surgical to develop a new robotic surgical stapler and staple cartridge.”

Recent Highlights and Accomplishments:

●

Completed more than 55 clinical cases in Europe and the United States to evaluate the clinical benefits of the MicroCutter 5/80 in select clinical applications including, thoracic, pediatric and solid organ surgeries. Data collected from more than 55 procedures and 200 deployments of the MicroCutter 5/80 indicate that the surgical stapler is firing reliably, consistently and with excellent hemostasis. The device was used at leading hospitals throughout the U.S. and Europe including Mayo Clinic, New York Presbyterian/Cornell, Florida Hospital, James Cook University Hospital, Royal Infirmary, Glasgow Children’s Hospital, Klinik Schillerhohe, Klinikum Bogenhausen and Kantonsspital St. Gallen.

●

Entered into a marketing and distribution agreement with B. Braun Surgical S.A. to bring the MicroCutter 5/80 to surgeons in Spain. The MicroCutter 5/80 with its unique design and ability to enable minimally invasive surgery complements B. Braun’s comprehensive portfolio of surgical devices and other laparoscopic instruments.

●	Two surgeons presented new data on the use of the MicroCutter 5/80 surgical stapler to enable new and innovative procedures at the Annual Meeting of the German Society for Thoracic Surgery.

o

Davor Stamenovic, M.D., thoracic surgeon at St. Vincentius Krankenhaus compared his first experiences performing a uniportal video assisted thoracic surgery (VATS) for anatomical lung resection using the MicroCutter 5/80 with traditional VATS approaches, noting the MicroCutter increased visibility, reduced dissection of tissue and avoided interference with other instruments within the narrow operating area inside the chest.

o

Thomas Kyriss, M.D., thoracic surgeon at Robert-Bosch Hospital, introduced a new technique to perform a diagnostic wedge resection of the lung to remove and collect small portions of cancerous tissue and assess the progression of disease using the MicroCutter 5/80 to facilitate this procedure, which is significantly less invasive than the conventional wedge resection.

●

Joel Dunning, M.D., thoracic surgeon at James Cook University Hospital in the UK presented results of a study of a new procedure called the microlobectomy (a new procedure similar to VATS techniques that requires only 5mm incisions between the ribs, versus 12mm incisions) at the European Association of Cardio-Thoracic Surgery (EACTS). Data from 72 patients from six hospitals worldwide (Mayo Clinic, Royal Infirmary Edinburgh, Rigshospitalet Copenhagen, others), a majority of whom received a procedure enabled by the MicroCutter 5/80, demonstrated significant benefit for patients, with 22 percent going home after one day and more than 40 percent going home on day two. This compares to an average stay of up to seven days for traditional open lobectomy procedures and three to four days for lobectomy using VATS techniques. In addition, surgeons reported a short learning curve for the MicroCutter 5/80 during this procedure.

●

Started enrollment in a post-market surveillance registry, the MicroCutter-Assisted Thoracic Surgery Hemostasis (MATCH) registry to evaluate the hemostasis and ease-of-use for the MicroCutter 5/80. This is a prospective, open-label, multi-center registry and Dextera Surgical plans to enroll up to 120 patients requiring surgical stapling during a lobectomy or segmentectomy at leading centers in the U.S. and Europe.

●	Continued the co-development program with Intuitive Surgical to develop a surgical stapler and cartridge for use with Intuitive’s da Vinci® Surgical System.

Fiscal 2017 First Quarter Ended September 30, 2016, Financial Results

Total product sales were $0.4 million for the fiscal 2017 first quarter compared with $0.7 million for the fiscal 2016 first quarter. The decrease in product sales was due to lower MicroCutter sales resulting from management’s focus on the initial clinical evaluation of the MicroCutter 5/80 and due to Century Medical’s anticipated smaller order for PAS-Port in the first quarter of this year. Total license and royalty revenue for the fiscal 2017 first quarter was $40,000 compared with $18,000 in royalty revenue for the fiscal 2016 first quarter. Total revenue was approximately $0.5 million for the fiscal 2017 first quarter compared with $0.8 million for the fiscal 2016 first quarter.

Total operating costs and expenses for the fiscal 2017 first quarter were $4.3 million, compared with $5.3 million for the same period of fiscal 2016. Cost of product sales was approximately $0.5 million for the fiscal 2017 first quarter, compared with $1.0 million for the fiscal 2016 first quarter. The reduction in cost of product sales was due primarily to lower product sales and an approximately $90,000 reduction in scrap costs in the first quarter of fiscal 2017. Research and development expenses were approximately $1.8 million for the fiscal 2017 first quarter, compared with $1.6 million for the fiscal 2016 first quarter. Selling, general and administrative expenses were $2.0 million for the fiscal 2017 first quarter, compared with $2.7 million for the fiscal 2016 first quarter.

The net loss for the fiscal 2017 first quarter was approximately $4.0 million, or $0.44 per share, compared with a net loss of approximately $4.6 million, or $0.52 per share, for the fiscal 2016 first quarter.

Cash, cash equivalents and investments as of September 30, 2016, were approximately $9.0 million, compared with approximately $12.7 million at June 30, 2016. As of September 30, 2016, there were approximately 8.9 million shares of common stock outstanding and 191,474 shares of Series A convertible preferred stock outstanding.

Milestones

Management’s key objectives over the next three quarters are as follows:

●	Demonstrate clinical adoption for Video-Assisted Thoracic Surgery (VATS) by a select group of centers in both the EU and the U.S.;
●	Initiate a selective launch of the MicroCutter 5/80 in the fourth quarter of calendar 2016, expanding the launch in calendar 2017;
●	Demonstrate adoption by 15 key opinion leaders in the U.S. and 15 key opinion leaders in the EU in the first quarter of calendar 2017;
●	Optimize supply chain and establish production capacity of 120 MicroCutters per week by the end of the first quarter of calendar 2017;
●	Continue advancement of co-development project with Intuitive Surgical to develop new robotic stapler based on MicroCutter technology; and,
●	Establish Dextera Surgical’s product pipeline, including final design of the next generation MicroCutter to expand use and achieve cost goals.

Conference Call Details

To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 844-419-1785 from the United States and Canada or 216-562-0472 internationally. The conference ID is 3937487. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately four hours after the call through November 14, 2016, and may be accessed by dialing 855-859-2056 from the United States and Canada or 404-537-3406 internationally. The replay passcode is 3937487.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at ir.dexterasurgical.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Dextera Surgical

Dextera Surgical designs and manufactures proprietary stapling devices for minimally invasive surgical procedures. In the U.S., surgical staplers are routinely used in more than one million minimally invasive laparoscopic, video-assisted or robotic-assisted surgical procedures annually.

The company's signature proprietary technology, the MicroCutter 5/80 Stapler, is the world's first and only five-millimeter surgical stapler that articulates to 80 degrees in each direction. As the smallest-profile articulating stapler available today, the MicroCutter 5/80 Stapler may reduce the amount of dissection and tissue handling required to position the stapler in confined spaces, enabling access to difficult-to-reach anatomy.  The cartridge-based device's small size and wide articulation range are designed to enhance the surgeon's access and visualization at the surgical site and to mitigate limitations on the advancement of minimally invasive surgical approaches created by larger stapling devices.

Dextera Surgical also markets the only automated anastomosis devices for coronary artery bypass graft (CABG) surgery on the market today: the C-Port® Distal Anastomosis Systems and PAS-Port® Proximal Anastomosis System. These products, sold by Dextera Surgical under the Cardica brand name, have demonstrated long-term reliable clinical performance for more than a decade.

# # #

Forward-Looking Statements

The statements in this press release regarding Dextera Surgical’s expectations as to the timing of a selective launch of the MicroCutter 5/80, and Dextera Surgical’s plans to enroll up to 120 patients requiring surgical stapling during a lobectomy or segmentectomy at leading centers in the U.S. and Europe, are "forward-looking statements." There are a number of important factors that could cause Dextera Surgical’s results to differ materially from those indicated by these forward-looking statements, including the risks detailed from time to time in Dextera Surgical’s reports filed with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended June 30, 2016, under the caption “Risk Factors.” Dextera Surgical expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Dextera Surgical’s reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

Contact:

Bob Newell

Vice President, Finance and Chief Financial Officer

(650) 331-7133

investors@dexterasurgical.com

Media:

Kelly Morrison

+1 (224) 240-1481

kelly@kellyamorrison.com

Dextera Surgical Inc.

Consolidated Statements of Operations

(amounts in thousands except per share amounts)

	Three months ended
	September 30,
	2016	2015
	(unaudited)
Revenue
Product sales, net	$427	$737
License and development revenue	26	-
Royalty revenue	14	18
Total	467	755

Operating costs and expenses
Cost of product sales	515	1,023
Research and development	1,768	1,616
Selling, general and administrative	2,019	2,657
Total operating costs and expenses	4,302	5,296

Loss from operations	(3,835)	(4,541)
Interest and other income	13	19
Interest expense	(133)	(120)
Net loss	$(3,955)	$(4,642)

Basic and diluted net loss per share	$(0.44)	$(0.52)

Shares used in computing basic and diluted net loss per share	8,928	8,896

Consolidated Balance Sheets

(amounts in thousands)

	September 30,	June 30,
	2016	2016
Assets	(unaudited)
Cash, cash equivalents and investments	$8,972	$12,716
Accounts receivable	449	313
Inventories	1,293	1,063
Other assets	1,347	1,600
Total assets	$12,061	$15,692

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,186	$2,218
Deferred revenue	3,042	3,068
Long term debt	3,207	3,124
Total stockholders' equity	3,626	7,282
Total liabilities and stockholders' equity	$12,061	$15,692